Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

  Vice President and Treasurer

  540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Va. (February 20, 2007) — American Woodmark Corporation (NASDAQ: AMWD) today announced results for its third quarter of fiscal year 2007 ended January 31, 2007.

Net sales declined 16% from the prior year to $161,224,000. During the third quarter, the Company nearly completed its previously announced transition out of certain low margin products. Sales of core products declined by 7% in the third quarter as mid-single digit growth in remodeling sales was more than offset by a double-digit decline in new construction sales. The Company had previously issued forward guidance for the second half of its fiscal year that anticipated a decline in net sales of 6% to 10%, inclusive of the transition impact, and flat core sales.

Net income for the third quarter of fiscal 2007 was $3,779,000, or $0.24 per diluted share, compared with net income of $6,069,000, or $0.37 per diluted share, in the prior year. Net income for the third quarter of fiscal 2007 included non-cash share-based compensation expense of $1,097,000, or $0.07 per share. The Company commenced recording stock compensation expense during fiscal 2007 and had no stock compensation expense in its fiscal 2006 results. Net income for the first nine months of fiscal 2007 was $26,380,000, or $1.64 per diluted share, up 39% from the prior year’s $19,696,000, or $1.18 per diluted share.

Gross profit for the third quarter of fiscal 2007 was 18.0% of sales, up from 17.5% in the previous year. Gross profit for the first nine months of fiscal 2007 was 20.4% of sales, up from 16.7% in the prior year. The improved gross profit margin reflected favorable impacts from operational initiatives taken in the previous fiscal year and improved sales mix from the Company’s low-margin products transition. Material and freight costs improved as a percentage of sales, while labor and manufacturing overhead costs were a higher percentage of sales.

Selling, general and administrative costs were 15.1% of net sales in the third quarter of fiscal 2007, up from 12.5% of net sales in the prior year. Selling, general and administrative costs were 13.6% of net sales in the first nine months of fiscal 2007, up from 11.6% in the prior year. The increase in fiscal 2007 was due primarily to the inclusion of stock-based compensation expense, as well as additional cost relating to the Company’s pay-for-performance incentive plans.

The Company generated $45.8 million of free cash flow in the first nine months of fiscal 2007 and repurchased $35.8 million of its common stock. These amounts compared favorably to the $20.0 million of free cash flow generated and $12.6 million of stock repurchased in the comparable period of the preceding fiscal year.

Looking ahead to the remainder of fiscal year 2007, the Company expects the sales trends it experienced in its third fiscal quarter to continue in its fourth quarter that ends April 30, 2007. The Company expects total core sales for the second half of fiscal 2007 to be down 7% to 9% below prior year levels. The Company completed its low-margin products transition this month, which will cause fourth quarter sales of these products to decline by $22 million as compared with the comparable period of the preceding fiscal year. Inclusive of the impact of the low-margin product sales reduction, the Company expects that total second half sales will decline by 15% to 17% as compared with prior year levels. The Company expects its gross margin rate will approximate 20.5% for the fiscal year. Inclusive of share-based compensation expense of approximately $0.26 per share, the Company expects to achieve record net income for fiscal year 2007 in a range of from $2.10 to $2.20 per diluted share, as compared with $2.00 in the prior fiscal year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended January 31		Nine Months Ended January 31
	2007	2006	2007	2006
Net Sales	$161,224	$191,143	$594,794	$621,242
Cost of Sales & Distribution	132,156	157,788	473,752	517,270

Gross Profit	29,068	33,355	121,042	103,972
Sales & Marketing Expense	16,886	17,877	52,716	53,805
G&A Expense	7,444	5,833	28,005	18,468

Operating Income	4,738	9,645	40,321	31,699
Interest & Other (Income) Expense	(580)	(144)	(1,450)	(205)
Income Tax Expense	1,539	3,720	15,391	12,208

Net Income	$3,779	$6,069	$26,380	$19,696

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,044,636	16,464,508	16,099,541	16,657,573
Earnings Per Diluted Share	$0.24	$0.37	$1.64	$1.81

Balance Sheet

	January 31 2007	April 30 2006
Cash & Cash Equivalents	$69,639	$47,955
Customer Receivables	42,102	54,857
Inventories	54,535	68,522
Other Current Assets	15,269	13,608

Total Current Assets	181,545	184,942
Property, Plant & Equipment	166,576	175,384
Other Assets	18,116	18,560

Total Assets	$366,237	$378,886

Current Portion – Long-Term Debt	$1,230	$1,456
Accounts Payable & Accrued Expenses	63,032	82,960

Total Current Liabilities	64,262	84,416
Long-Term Debt	27,064	27,761
Other Liabilities	21,839	25,048

Total Liabilities	113,165	137,225
Stockholders’ Equity	253,072	241,661

Total Liabilities & Stockholders’ Equity	$366,237	$378,886

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended January 31,
	2007	2006
Net Cash Provided by Operating Activities	$63,714	$41,785
Net Cash Used by Investing Activities	(17,911)	(21,734)
Net Cash Used by Financing Activities	(24,119)	(11,730)

Net Increase in Cash and Cash Equivalents	21,684	8,321
Cash and Cash Equivalents, Beginning of Period	47,955	24,406

Cash and Cash Equivalent, End of Period	$69,639	$32,727

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